Delisting Determination, The Nasdaq Stock Market, LLC, September 17, 2026 Semilux International Ltd.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the ordinary shares of Semilux International Ltd.
effective at the opening of the trading session on October 19, 2026. Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rules 5550(a)(2) and 5250(c)(1).
The Company was notified of the Staff determination on May 15, 2026.
On May 22, 2026 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Listing Rule 5815.
On June 25 2026, the hearing was held.
On July 15, 2026 the Panel reached a
decision and a Decision letter was issued on July 16, 2026.
The Panel decided to suspend the Company from the Exchange.
The Company ordinary shares were suspended on June 8, 2026.
The Staff determination to delist the Company ordinary shares became final on August 31, 2026.